EXHIBIT 10.1

Generex Biotechnology Corporation
33 Harbour Square, Suite 202
Toronto, Ontario
Canada M5J 2G2

February 13, 2009

Cranshire Capital, L.P.
3100 Dundee Road, Suite 703
Northbrook, Illinois 60062

Re:	Generex Biotechnology Corporation - 8% Senior Secured Convertible Note - March 1, 2009 Installment Amount

Dear Sirs:

Reference is made to that certain 8% Senior Secured Convertible Note in the original principal amount of $5,000,000 (the “Note”) issued by Generex Biotechnology Corporation (the “Company”) to Cranshire Capital, L.P. (the “Holder”) on March 31, 2008. Capitalized terms used in this letter agreement that are not otherwise defined herein have the meanings set forth in the Note.

This letter confirms the agreement between the Company and the Holder as of February 13, 2009 (the “Effective Date”) as follows:

1.
Notwithstanding the terms of the Note, (i) the Effective Date will constitute the Installment Notice Due Date and the Company Installment Notice Date in respect of the Applicable Installment Date and (ii) this letter will constitute (a) the Company Installment Notice in respect of the Installment Amount due on March 1, 2009 (the “Applicable Installment Date”), (b) the Company’s election of a Company Conversion in respect of the Applicable Installment Amount (as that term is hereinafter defined) and the Applicable Installment Date, and (c) subject to the matters disclosed in Section 10 hereof, the Company’s confirmation of the matters required to be confirmed in Section 8 of the Note in connection with the Company’s election of a Company Conversion with respect to the Applicable Installment Amount and the Applicable Installment Date.

2.
Notwithstanding the computation of the Installment Amount set forth in the Note, the computation of the Installment Amount solely in respect of the Applicable Installment Date will instead be the product of (i) $1,927,333.42 multiplied by (ii) the Holder Pro Rata Amount, together with the sum of all accrued and unpaid Interest as of the Applicable Installment Date under the Note because the Applicable Installment Date is also an Interest Date (collectively, the “Applicable Installment Amount”).

3.
Notwithstanding the Pre-Installment Conversion Price set forth in the Note, the Pre-Installment Conversion Price in respect of the Applicable Installment Amount will be equal to the price which shall be computed as 90% of the arithmetic average of the VWAP of the Common Stock on each of the twenty (20) consecutive Trading Days immediately preceding and including the Effective Date (to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such measuring period).

4.
In accordance with Section 8(a) of the Note, the Company will deliver the Pre-Installment Conversion Shares (which shall instead equal the number of shares of Common Stock equal to the quotient of (i) the Applicable Installment Amount divided by (ii) the Pre-Installment Conversion Price determined pursuant to Section 3 above) to the Holder no later than two (2) Trading Days after the Effective Date, provided that the Company will deliver irrevocable instructions with respect to the issuance of such Pre-Installment Conversion Shares to its Transfer Agent on February 13, 2009.

5.
Notwithstanding the Company Conversion Price set forth in the Note, the Company Conversion Price in respect of the Applicable Installment Amount will be equal to the price which shall be computed as 90% of the arithmetic average of the VWAP of the Common Stock on each of the fourteen (14) consecutive Trading Days immediately preceding and including March 6, 2009 (to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such measuring period).

6.
The Company will deliver the number of shares of Common Stock to be delivered pursuant to a Company Conversion (which Company Conversion shall occur on March 6, 2009 instead of March 1, 2009) in respect of the Applicable Installment Amount and the Applicable Installment Date, reduced by the number of the Pre-Installment Conversion Shares delivered in connection with the Applicable Installment Amount and the Applicable Installment Date, no later than March 9, 2009, and such delivery of such shares will be deemed timely and effective payment of the Applicable Installment Amount on the Applicable Installment Date if so delivered no later than March 9, 2009.

7.
As at the date hereof, one of the Equity Conditions has not been satisfied in that the Company received notice from The NASDAQ Stock Market of the Company’s failure to comply with the minimum bid price requirement of Marketplace Rule 4310(c)(4) (the “Listing Maintenance Equity Condition”).  The Holder hereby waives satisfaction of only the Listing Maintenance Equity Condition solely with respect to the Applicable Installment Date and the Applicable Installment Amount thereby entitling the Company to pay the whole of the Applicable Installment Amount due on the Applicable Installment Date pursuant to a Company Conversion pursuant to Section 1 hereof if, subject to the matters disclosed in Section 10 hereof  (i) all other Equity Conditions and (ii) all other conditions relating to a Company Conversion, in each case, are satisfied in accordance with the terms of the Note.

8.
The Company represents, warrants and covenants that the Company has not entered into, and will not enter into, any agreement with any holder of Other Notes on terms or conditions which are more favorable to any such holder with respect to the matters addressed by this letter agreement. To the extent the Company enters into any agreement with any holder of Other Notes that contains any terms or conditions which are more favorable to any such holder with respect to the matters addressed by this letter agreement, then the Holder, at its option, shall be entitled to the benefit of such more favorable terms or conditions (as the case may be) and this letter agreement shall be automatically amended to reflect such more favorable terms or conditions (as the case may be).

9.
The obligations of the Holder hereunder are several and not joint with the obligations of any other holder of Other Notes and the Holder shall not be responsible in any way for the performance of the obligations of any other holder of Other Notes under any other similar agreement. Nothing contained herein, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and the holders of the Other Notes as, and the Company acknowledges that the Holder and the holders of the Other Notes do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holder or any holder of Other Notes are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement or any matters, and the Company acknowledges that the Holder and the holders of the Other Notes are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement or any other similar agreement. The decision of the Holder to enter into this letter agreement has been made by the Holder independently of any holder of Other Notes. The Company and the Holder confirm that the Holder has independently participated with the Company in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this letter agreement or out of any other Transaction Documents, and it shall not be necessary for any other holder of Other Notes to be joined as an additional party in any proceeding for such purpose. To the extent that any holder of Other Notes enters into an agreement with the same or similar terms and conditions or pursuant to the same or similar documents, all such matters are solely in the control of the Company, not the action or decision of the Holder, and would be solely for the convenience of the Company and not because it was required or requested the Holder.

10.
The Company acknowledges that there have occurred Events of Default under the Notes and that Holder and the Company are engaged in the process of negotiating certain amendments and waivers with respect thereto. Nothing in this letter shall constitute a waiver of any Events of Default and Holder fully and specifically reserves any and all rights, powers, privileges and remedies under the Transaction Documents or otherwise.

11.
Prior to the opening of the Principal Market on February 17, 2009, the Company shall file with the SEC a Form 8-K Current Report describing all of the material terms of the transactions contemplated by this letter agreement in the form required by the 1934 Act and attaching a form of this letter agreement.

This letter agreement may be executed in any number of counterparts and signature pages hereto may be delivered by facsimile or other electronic means, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this letter agreement by signing any such counterpart.

[signature pages follow]

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this letter agreement to be duly executed as of the Effective Date.

COMPANY: GENEREX BIOTECHNOLOGY CORPORATION

By:
Name: Rose C. Perri
Title: Chief Financial Officer

By:
Name: Mark A. Fletcher
Title: Executive Vice President
and General Counsel

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this letter agreement to be duly executed as of the Effective Date.

INVESTOR: CRANSHIRE CAPITAL, L.P.

By:	Downsview Capital, Inc.
Its:	General Partner

By:	Mitchell P. Kopin
Its:	President